UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 of 15(d) of the

Securities Exchange Act of 1934

January 9, 2012

Date of Report (Date of earliest event reported)

LOCAL.COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-34197	33-0849123
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7555 Irvine Center Drive

Irvine, California 92618

(Address of principal executive offices, zip code)

(949) 784-0800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 2, 2012, Local.com Corporation (the “Registrant”) appointed Erick Herring as its senior vice president of technology. In connection with the appointment, the Registrant entered into an employment agreement with Mr. Herring (the “Employment Agreement”) dated January 9, 2012. The initial term of the Employment Agreement is for one year and will continue thereafter for successive one-year periods unless either party gives written notice not less than thirty days prior to the expiration of any term. Under the terms of the Employment Agreement, the Registrant will pay Mr. Herring an annual base salary of $250,000. In addition, Mr. Herring shall be eligible to receive an annual bonus of up to 40% of his annual salary. Mr. Herring was also granted an option to purchase 60,000 shares of the Registrant’s common stock at the closing price as reported by the Nasdaq Stock Market on January 6, 2012. The options vest one-half on the one year anniversary and then evenly on a quarterly basis over the following two years.

If the Registrant terminates the Employment Agreement without cause (the definition of which is summarized below), or if Mr. Herring terminates his Employment Agreement with good reason (the definition of which is also summarized below), each as defined in the Employment Agreement, the Registrant is obligated (i) to pay Mr. Herring his annual salary and other benefits earned prior to termination, and (ii) to vest all of the options that would have vested had the Employment Agreement remained in force through the end of the initial term, and (iii) to allow Mr. Herring to exercise for 12 months from the date of termination all vested options granted to him. Notwithstanding the foregoing, in the event of a change of control or a termination without cause or for good reason by Mr. Herring within 120 days of a change of control, all options granted to Mr. Herring will be immediately vested and remain exercisable through the end of the option term as if he were still employed by the Registrant.

Under the terms of the Employment Agreement, a change of control is deemed to have occurred generally in the following circumstances:

•	The acquisition by any person of 35% or more of the securities of the Registrant, exclusive of securities acquired directly from the Registrant;

•	The acquisition by any person of 50% or more of the combined voting power of the Registrant’s then outstanding voting securities;

•	Certain changes in the composition of the Registrant’s Board of Directors;

•	Certain mergers and consolidations of the Registrant where certain voting thresholds or ownership thresholds are not maintained; and

•	The approval of a plan of liquidation of the Registrant or the consummation of the sale of all or substantially all of the Registrant’s assets where certain voting thresholds are not maintained.

Under the terms of the Employment Agreement, “cause” is generally defined as:

•	Conviction of a felony;

•

Engagement in the performance of the executive’s duties or otherwise to the material and demonstrable detriment of the Registrant, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

•	Failure to adhere to lawful and reasonable directions of the COO, CEO and Board of Directors or failure to devote substantially all of the business time and effort to the Registrant, upon notice; and

•	Material breaches of the Employment Agreement by Mr. Herring.

Under the terms of the Employment Agreement, good reason is generally defined as:

•	A reduction in salary or failure to pay salary when due;

•	Failure to have any successor in interest to the Registrant assume the Employment Agreement; and

•	A relocation of Mr. Herring to offices farther than 60 miles away from the location set forth in the Employment Agreement.

The description of the Employment Agreement herein is limited in its entirety by the terms of the Employment Agreement filed as Exhibit 10.1 and is incorporated herein by reference.

Prior to joining the Registrant, Mr. Herring, age 43, had served as founder and chief technology officer of Townloop LLC since November 2010. Prior to Townloop, Mr. Herring was Vice President of Product and Chief Technology Officer of Feedback.com from July 2009 through October 2010. From January 2009 to May of 2009, Mr. Herring was chief technology officer and vice president of product for WebVisible, Inc. From November 2008 to December 2008, Mr. Herring was a consulting for WebVisible, Inc. From January 2005 to November 2008, Mr. Herring was vice president of product and general manager for Adapt Technologies, until it was acquired by WebVisible, Inc. Mr. Herring received a bachelors of science degree in computer information systems from Excelsior College. Mr. Herring’s responsibilities prior to Local.com have included chief technology officer and vice president of product functions at several technology companies.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1#	Employment Agreement by and between the Registrant and Erick Herring dated January 9, 2012.

Exhibit 99.1	Press release of Local.com Corporation dated January 5, 2012.

#	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCAL.COM CORPORATION

Date: January 13, 2012	By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

Exhibit 10.1#	Employment Agreement by and between the Registrant and Erick Herring dated January 9, 2012.

Exhibit 99.1	Press release of Local.com Corporation dated January 5, 2012.

#	Indicates management contract or compensatory plan.